Exhibit 99.1

VeriSign to Webcast Analyst Day 2009

MOUNTAIN VIEW, CA – November 12, 2009 – VeriSign, Inc. (NASDAQ: VRSN), the trusted provider of Internet infrastructure services, will host its 2009 Analyst Day on Thursday, November 19 in New York City. The event will begin at 8:30 a.m. (EST) and is expected to conclude at approximately 1:00 p.m. (EST). During the event, VeriSign’s executive management team will discuss the company’s go-forward strategy.

The live webcast of the event can be accessed at VeriSign’s Investor Relations website at http://investor.verisign.com beginning at 8:30 a.m. (EST). A replay of the webcast will also be available at http://investor.verisign.com after the event.

About VeriSign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, VeriSign helps companies and consumers all over the world engage in communications and commerce with confidence. Additional news and information about the company is available at www.verisign.com.

VRSNF

Contacts:

Investor Relations: Nancy Fazioli, ir@verisign.com, 650-426-5146

Media Relations: Brad Williams, brwilliams@verisign.com, 650-426-5298